 Exhibit (a)(1)(vi)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell Units (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated June 2, 2017, and the related Letter of Transmittal and any amendments or supplements thereto. The Offeror (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Units pursuant thereto, the Offeror will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Offeror cannot comply with the state statute, the Offeror will not make the Offer to, nor will tenders be accepted from, or on behalf of, the holders of Units in that state. Except as set forth above, the Offer is being made to all holders of Units other than the Offeror and its affiliates. In any jurisdiction where the securities, ”blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror only by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
Notice of Offer to Purchase for Cash
All Outstanding Common Units
of
WORLD POINT TERMINALS, LP
at
$17.30 Net per Unit
Pursuant to the Offer to Purchase dated June 2, 2017
by
World Point Terminals, Inc.
World Point Terminals, Inc., a Delaware corporation (the “Offeror”), is offering to purchase all issued and outstanding common units (the “Units”) of World Point Terminals, LP, a Delaware limited partnership (the “Partnership”), that are not already beneficially owned by the Offeror or its affiliates, at a price per Unit equal to $17.30 (the “Offer Price”), net to the holder in cash, without interest thereon and less any applicable tax withholding, and on the other terms and subject to the other conditions, as described in the Offer to Purchase, dated June 2, 2017 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering unitholders who are the record holders of the Units (i.e., whose Units are registered in the unitholder’s name) and who tender their Units directly to Computershare Trust Company, N.A. (the “Depositary”), will not have to pay brokerage fees or commissions on the sale of their Units pursuant to the Offer. Tendering unitholders who hold their Units through a broker, dealer, commercial bank, trust company or other nominee may be charged a fee for tendering their Units pursuant to the Offer and should consult with such nominee to determine whether any fees or other commissions may apply.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON JUNE 29, 2017, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Transaction Agreement, dated as of June 1, 2017, by and among the Offeror, WPT GP, LLC (the “General Partner”) and the Partnership (together with any amendments or supplements thereto, the “Transaction Agreement”), setting forth, among other things, the terms and conditions of the Offer. Pursuant to the Transaction Agreement, after the completion of the Offer and subject to the satisfaction or, to the extent permitted, waiver of certain conditions, the Offeror will purchase any and all outstanding Units held by unitholders other than the Offeror or its affiliates that are not tendered pursuant to the Offer (the “Buyout”) pursuant to Section 15.1(a) of the First Amended and Restated Agreement of Limited Partnership of World Point Terminals, LP, as amended (the “Partnership Agreement”), at a price per Unit equal to the Offer Price (the “Buyout Price”). The terms and conditions of the Transaction Agreement are more fully described in the Offer to Purchase under “Special Factors—Section 9—Summary of the Transaction Agreement.”
If the Offer and the Buyout are consummated, the Offeror and its affiliates will collectively beneficially own 100% of the outstanding Units, in which case the Units will be delisted from the New York Stock Exchange (the “NYSE”) and deregistered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). As a result, the Partnership will not be required to file periodic reports with the Securities and Exchange Commission, as more fully described in the Offer to Purchase under “The Offer—Section 7—Possible Effects of the Offer on the Market for the Units; NYSE Listing; Registration under the Exchange Act.”
The conflicts committee (the “Conflicts Committee”) of the board of directors of the General Partner (the “GP Board”), consisting of two independent directors, has unanimously adopted resolutions: (i) determining that the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement are in the best interests of, and fair and reasonable to, the Partnership and its subsidiaries and the holders of Units other than the Offeror, the General Partner and their respective affiliates (the “Unaffiliated Unitholders”); (ii) approving and declaring advisable the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement; and (iii) recommending that the GP Board (a) approve the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement and (b) recommend that the Unaffiliated Unitholders accept the Offer and tender their Units pursuant to the Offer.
The GP Board, based on the unanimous recommendation of the Conflicts Committee, has adopted resolutions: (i) declaring that the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement are fair to and not adverse to the best interests of the Partnership and the Unaffiliated Unitholders; (ii) approving and declaring advisable the Transaction Agreement, the Offer, the Buyout and the other transactions contemplated by the Transaction Agreement; and (iii) recommending that the Unaffiliated Unitholders accept the Offer and tender their Units pursuant to the Offer.
The initial scheduled expiration time of the Offer and withdrawal rights is 11:59 p.m., New York City time, on June 29, 2017, unless the Offer is extended (the latest time and date at which the Offer, as so extended, will expire, the “Expiration Date”). If on the initial expiration date of the Offer, any of the conditions to the Offer are not satisfied (or, if permitted, waived by the Offeror), upon the Partnership’s request, the Offeror will extend the Offer for a period of up to ten days. However, the Offeror is not required to extend the Offer beyond July 20, 2017. In addition, if on the initial expiration date or any subsequent date as of which the Offer is scheduled to expire, any of the conditions to the Offer are not satisfied (or, if permitted, waived by the Offeror), the Offeror may, in its sole discretion, extend the Offer for one or more successive periods of up to ten business days each. If the Offeror extends the Offer, the Offeror will make a public announcement no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. If the Offeror extends the Offer, the Offeror will not accept any Units that have been tendered until the end of the extension period.
The consummation of the Offer is subject to certain conditions, including the condition that there have been validly tendered (and not properly withdrawn) prior to the expiration of the Offer such number of Units that, together with the Units then collectively beneficially owned by the Offeror and its affiliates, represent at least one Unit more than 80% of the then outstanding Units (the “Minimum Tender Condition”). On May 31, 2017, 34,861,014 Units were outstanding. As of the date of the Offer to Purchase, the Offeror and its affiliates collectively beneficially own 25,666,176 Units, representing approximately

73.6% of the outstanding Units. Accordingly, the Offeror anticipates the Minimum Tender Condition to be satisfied if at least 2,222,636 Units (approximately 6.4%) are validly tendered (and not properly withdrawn) pursuant to the Offer. The Offeror is not permitted to waive the Minimum Tender Condition without the consent of the GP Board (acting upon the recommendation of the Conflicts Committee).
In addition, the consummation of the Offer is subject to the condition that the Formula Price (as defined below), calculated as of the date immediately following the date on which the Acceptance Time (as defined below) is scheduled to occur, does not exceed the Offer Price (the “Price Condition”). “Formula Price” means a price per Unit equal to the greater of  (i) the average daily closing price of the Units on the NYSE for the 20 consecutive trading days immediately preceding the date that is three business days prior to the date on which notice of the Buyout is mailed and (ii) the highest price paid by the General Partner or any of its affiliates for any Units purchased during the 90-day period preceding the date on which such notice is mailed. The Price Condition is waivable by the Offeror at its sole discretion. However, if the Price Condition is waived by the Offeror and the Offer is consummated, the Offeror will not be able to consummate the Buyout unless the Price Condition is subsequently satisfied. If the Offer is not consummated by July 20, 2017 or notice of the Buyout is not given by the Offeror by July 21, 2017, each of the Offeror and the Partnership can terminate the Transaction Agreement.
The consummation of the Offer is not subject to any financing condition. The Offer is also subject to the other conditions described in the Offer to Purchase under “The Offer—Section 12—Conditions of the Offer.”
To validly tender Units pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc. (each, an “Eligible Institution”), a manually executed facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, or a message, transmitted through electronic means by the Depository Trust Company (“DTC”) to the Depositary and forming a part of a confirmation of a book-entry transfer of Units into the Depositary’s account at the DTC (together with a hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office, an “Agent’s Message”) must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase prior to the Expiration Date and either (1) certificates representing Units tendered must be delivered to the Depositary or (2) those Units tendered must be properly delivered pursuant to the procedures for book-entry transfer described in the Offer to Purchase under “The Offer—Section 3—Procedure for Tendering Units” and a confirmation of that delivery must be received by the Depositary (which confirmation must include an Agent’s Message if the tendering unitholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering unitholder must comply with the guaranteed delivery procedures described in the Offer to Purchase under “The Offer—Section 3—Procedure for Tendering Units.” Payments for Units tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository of the aforementioned materials. Accordingly, tendering unitholders may be paid at different times depending upon when certificates or book-entry transfer confirmations with respect to their Units are actually received by the Depositary. If you hold your Units through a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Units pursuant to the Offer.
If the conditions to the Offer are satisfied (or, to the extent permitted, waived by the Offeror), the Offeror will, promptly after the expiration of the Offer, as required by the applicable SEC rules, accept for payment and pay for all Units validly tendered (and not properly withdrawn) pursuant to the Offer (the time of such acceptance, the “Acceptance Time”). The Offeror will be deemed to have accepted for payment and thereby purchased Units validly tendered (and not properly withdrawn) pursuant to the Offer prior to the Expiration Date when, as and if the Offeror gives written notice of its acceptance of such Units to the Depositary. The Offeror will pay for Units accepted for payment pursuant to the Offer by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering unitholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering unitholders. Upon deposit of such funds with the Depositary, the Offeror will have no further obligation to make any payments and tendering unitholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Units pursuant to the Offer. If the Offeror extends the Offer, is delayed in its acceptance for payment of Units or in unable to accept Units for payment pursuant to the Offer for any reason, then, without prejudice to the Offeror’s rights under the Offer, the Depositary may retain tendered Units on the Offeror’s behalf, and such Units may not be withdrawn except to the extent tendering unitholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will the Offeror pay interest on the Offer Price for Units, regardless of any extension of the Offer or delay in making such payment.
You may withdraw some or all of your previously tendered Units at any time until the Expiration Date and, if the Offeror has not accepted your Units for payment by August 1, 2017, the unitholder may withdraw them at any time after that date, up until the Offeror accepts Units for payment. Otherwise, and except as described in the Offer to Purchase, tenders of Units pursuant to the Offer are irrevocable.
For a withdrawal of Units to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Units must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Units to be withdrawn, the number of Units to be withdrawn and the name of the registered holder of the Units to be withdrawn, if different from that of the person who tendered those Units. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Units have been tendered for the account of any Eligible Institution. If Units have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase under “The Offer—Section 3—Procedure for Tendering Units,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Units. If certificates representing the Units to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary prior to the physical release of those certificates. If a unitholder tenders Units by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the unitholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Units. The withdrawal procedures are described in more detail in the Offer to Purchase under “The Offer—Section 4—Withdrawal Rights.”
Withdrawals of tenders of Units may not be rescinded, and any Units validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Units may be retendered by following the procedure for tendering shares described in the Offer to Purchase under “The Offer—Section 3—Procedure for Tendering Units” at any time prior to the Expiration Date.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction.
The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 and by Rule 13e-3(e)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
The Partnership has agreed to provide the Offeror with its registered unitholders list and security position listings for the purpose of disseminating the Offer to holders of Units. The Offeror will mail the Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Units and will furnish the Offer to Purchase, the related Letter of Transmittal and other related documents to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the unitholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Units.
The receipt of cash for Units sold pursuant to the Offer or the Buyout, as applicable, will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, each of the Offer or the Buyout, as applicable, will be treated as a taxable sale of a U.S. holder’s Units in exchange for cash received in the Offer or the Buyout, as the case may be. Holders of Units are urged to consult with their own tax advisors as to the particular tax consequences of the Offer and the Buyout to them. The tax consequences of the Offer and the Buyout are more fully described in the Offer to Purchase under “The Offer—Section 5—Certain U.S. Federal Income Tax Consequences.”
The Offer to Purchase and the related Letter of Transmittal contain important information and you should carefully read each in its entirety, together with annexes and schedules attached thereto, before you make a decision with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees. Such copies will be furnished promptly at the Offeror’s expense. The Offeror will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary or as otherwise described in the Offer to Purchase under “The Offer—Section 14—Fees and Expenses”) for soliciting tenders of Units pursuant to the Offer.
The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Banks, Brokers and Shareholders
Call Toll-Free (800) 509-0917
Email: WPTOffer@Georgeson.com